Exhibit 16.1

June 17, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Accredited Mortgage REIT Trust’s Form 8-K dated June 14, 2005, and have the following comments:

1. We agree with the statements made in the second sentence of the first paragraph, and the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first and third sentences of the first paragraph, and the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Diego, California